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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5676	Sam Brown, Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

EVIZON™ PHASE II CLINICAL TRIAL BEGINS ENROLLMENT OF PATIENTS WITH WET AGE-RELATED MACULAR DEGENERATION

Plymouth Meeting, PA --June 26, 2006 -- Genaera Corporation (NASDAQ: GENR) today announced that the first patient has been enrolled in a multi-center, open-label, pharmacodynamic Phase II clinical trial, MSI-1256F-212 ("Study 212"), to explore the efficacy and safety of EVIZON™ (squalamine lactate) at higher doses. Study 212 is designed to evaluate up to 140 patients with wet age-related macular degeneration ("AMD") treated with EVIZON™ at four dose levels (40 mg, 80 mg, 120 mg and 160 mg) over a 20 week period.

"Genaera is pleased to announce the beginning of active enrollment in Study 212," commented Jack Armstrong, President and Chief Executive Officer. "We have assembled an outstanding group of investigators and study sites and are looking forward to obtaining additional information on the most effective dose of EVIZON. This study will provide more detailed information on EVIZON's effects on visual acuity in both affected eyes of patients with exudative AMD. There is a significant medical need for a drug that treats wet AMD in both eyes simultaneously, while avoiding the complications of intravitreal injections. EVIZON is differentiated from other competitor drugs having demonstrated a positive effect in both study and fellow affected eyes in previous clinical trials. We look forward to confirming that EVIZON is the treatment to meet that medical need."

For information about participation in EVIZON™ clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs, including EVIZON™ (squalamine lactate), squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "continue," and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.